Exhibit 3.2(ah)
AMENDED AND RESTATED OPERATING AGREEMENT
FOR ARTERY POTOMIA, LLC

Page
17.9. Tenses	25
17.10. Waiver of Partition	25
17.11. Jurisdiction and Venue	25
17.12. Separability of Provisions	25

AMENDED AND RESTATED OPERATING AGREEMENT
FOR ARTERY POTOMIA, LLC
     This Amended and Restated Operating Agreement is made this 3rd day of December, 2004, by and between THE ARTERY GROUP, LLC, a Maryland limited liability company (“Artery”) and BEAZER HOMES CORP., a Tennessee corporation (“Beazer”).
RECITALS:
     A. A limited liability company known as Artery Potomia, LLC (the “Company”) was formed by Artery as its sole member pursuant to the provisions of the Virginia Limited Liability Company Act.
     B. The Company is the owner of a parcel of land, containing approximately 159.9 acres, located in Loudoun County, Virginia, as more particularly described on Schedule 1 attached to and made a part of this Agreement (the “Property”). The Company intends to subdivide the Property and perform all necessary on-site and off-site work to develop the Property into approximately 312 building lots for single family detached homes and townhomes (the “Lots”) and certain parcels for commercial use (the “Commercial Parcels”). The development of the Property into the Lots and Commercials Parcels is referred to as the “Project”. The Project will be developed in two (2) phases. Phase 1 of the Property contains one hundred forty-eight (148) Lots (the “Phase 1 Lots”) and the Commercial Parcels. Phase 2 of the Property is not yet subdivided but is anticipated to contain approximately one hundred sixty-four (164) Lots (the “Phase 2 Lots”).
     C. Immediately prior to the execution of this Agreement, Artery has sold and assigned to Beazer a forty-nine percent (49%) membership interest in the Company.
     D. The original Operating Agreement for the Company was dated January 1, 2004. The parties desire to amend and restate the terms and provisions that will govern the operation of the Company, to admit Beazer as a new member of the Company, and to set forth certain other agreements between them.
     Now, therefore, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are acknowledged by each of the parties, Artery and Beazer agree as follows:
     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth for them below:
          1.1. “Act” means the Virginia Limited Liability Company Act, Code of Virginia, Section 13-1-1000 et seq., as it may be amended from time to time.
          1.2. “Adjusted Capital Contributions Account” means an account maintained for internal bookkeeping purposes by the Company for each Member, which, as of any date, shall equal the sum of such Member’s total Capital Contribution to the Company;

reduced (but not below zero) by all amounts actually distributed to such Member pursuant to Section.4.1(ii).
          1.3. “Administrative Manager” means the Development Manager.
          1.4. “Affiliate” means, with respect to any Member, any Person: (i) which, directly or indirectly, owns more than fifty percent (50%) of the voting interests in the Member, or (ii) in which the Member, directly or indirectly, owns more than fifty percent (50%) of the voting interests; or (iii) in which more than fifty percent (50%) of the voting interests are owned by the same Person or Persons as own more than fifty percent (50%) of the voting interests in the Member.
          1.5. “Agreement” means this Agreement, as amended from time to time.
          1.6. “Available Proceeds” means, for any relevant period, all Capital Contributions and loans made to or obtained by the Company and all cash funds derived by the Company from all sources (including interest received on reserves and the net amount received from the sale of any Lots and Commercial Parcels designated for sale by the Company), without reduction for any non-cash charges, but less cash funds used to (1) acquire additional Company assets, (ii) pay operating expenses, (iii) make loan payments, including, without limitation, payments under the Wachovia Loan, (iv) pay for land improvements and fees, including, without limitation, the Development Fee, (v) discharge the Company’s obligations under the WVTD Agreements, (vi) pay any other Company expenditures, and (vii) establish reserves for working capital requirements, future payments, and liabilities and contingencies of the Company. Available Proceeds shall be increased by the reduction of any reserve previously established.
          1.7. “Budget and Development Plan” means the budget and development plan adopted by the Company in accordance with Section 6.12, as amended from time to time.
          1.8. “Capital Account” means, for each Member, the account that the Company at all times maintains during the term of the Company in accordance with Section 3.7 of this Agreement and the capital accounting rules set forth in Regulation Section 1.704- 1(b)(2)(iv).
          1.9. “Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed [or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(0] to the capital of the Company by a Member, net of liabilities assumed or to which the assets are subject.
          1.10. “Code” means the Internal Revenue Code of 1986, as amended.
          1.11. “Company” means the limited liability company governed by this Agreement.
          1.12. “Development Fee” means the fee payable to the Development Manager pursuant to Section 12.3 of this Agreement.

          1.13. “Development Manager” means Artery Development Company, LLC, a Maryland limited liability company and an Affiliate of Artery.
          1.14. “Exhibit A” means and refers to the original Exhibit A to this Agreement, as amended and in effect from time to time, relating to the identities of the Members.
          1.15. “IRS” means the Internal Revenue Service.
          1.16. “Lot Sale Agreements” means all Purchase Agreements entered into by the Company, as seller, and Beazer, as purchaser, for the sale of Lots to Beazer, as amended from time to time.
          1.17. “Management Committee” means the group of persons appointed pursuant to Section 6.1 of this Agreement.
          1.18. “Manager” means the person appointed by the Management Committee pursuant to Section 6.1.6 of this Agreement.
          1.19. “Member” means each of the Persons set forth in Exhibit A to this Agreement and any Person who subsequently is admitted as a member of the Company and “Members” means all of such Persons collectively.
          1.20. “Notice” means a notification which is sent in accordance with the provisions of Article 12 of this Agreement.
          1.21. “Percentage Interest” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A to this Agreement, which includes, without limitation, each Member’s share of the Profits and Losses of and the right to receive distributions from the Company.
          1.22. “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.
          1.23. “Prime Rate” means the prime rate of interest as published in the “Money Rates” section of the Wall Street Journal. If the Wall Street Journal ceases to publish the prime rate, then the Prime Rate, for the purposes of this Agreement, shall be determined by reference to another reputable financial authority which publishes the prime rate of interest, as selected by the Management Committee.
          1.24. “Profit” and “Loss” means, for each taxable year of the Company or other period, an amount equal to the Company’s taxable income or loss for the year or period in question, determined in accordance with Code Section 703(a), with such adjustments, if any, as are required under relevant Sections of the Regulations.
          1.25. “Regulations” means the Regulations, including Temporary Regulations, from time to time adopted under the Code.

          1.26. “Tax Matters Partner”, as that term is defined by Code Section 6231, means and refers to the Manager. Any reasonable costs incurred by the Tax Matters Partner for retaining accountants, attorneys, experts and/or other professionals on behalf of the Company in connection with any IRS audit of the Company shall be expenses of the Company.
          1.27. “Wachovia Loan” means the acquisition and revolving development loan made by Wachovia Bank, National Association, to the Company, on or about March 26, 2004, in the maximum principal amount of Twenty-One Million Dollars ($21,000,000) outstanding at any one time, and all renewals, extensions, modifications, and consolidations of this loan.
          1.28. “WVTD” means Washington-Virginia Traditional Development Sites, Inc., a Virginia corporation and a prior owner of the Property.
          1.29. “WVTD Agreements” means, collectively, (i) the Agreement of Purchase and Sale, dated March 27, 2000, between WVTD, as seller, and Elysian Land, LLC (“Elysian Land”), as buyer, as amended by letter agreements dated May 1, 2000, May ___, 2000, and October 11, 2002, providing for the sale of the Property by WVTD to Elysian Land (the seller of the Property to the Company), and (ii) the Assignment and Assumption Agreement, dated January 16, 2003, among WVTD, Elysian Land, Elysian Infrastructure, Inc., and the Company, as Modified by a First Amendment dated March 26, 2004, by which certain rights and unperformed obligations under the Agreement referred to in clause (i) were assigned by Elysian Land to the Company.
Other terms are defined in the text of this Agreement and those terms shall have the meanings respectively ascribed to them.
     2. ORGANIZATION.
          2.1. Organization; Filing of Articles of Organization; Admission of New Member. The Company was formed upon acceptance of the Articles of Organization by the Virginia State Corporation Commission (the “Corporation Commission”) on October 18, 2002. From the date of formation until the date of this Agreement, Artery was the sole Member of the Company. By this Agreement, Beazer is admitted as a Member of the Company. Each of the Members named in this Agreement, by signing this Agreement, accepts its respective interest in the Company and agrees to be bound by the terms of this Agreement. The Manager shall do all other things requisite for the due formation and organization of the Company pursuant to the laws of the Commonwealth of Virginia.
          2.2. Name; Assumed Names. The undersigned parties elect to conduct business as a limited liability company under the name “Artery Potomia, LLC” pursuant to and subject to the Act and other relevant laws of the Commonwealth of Virginia. The business of the Company shall be conducted under its name designated above or under such variations of this name as the Manager deems appropriate to comply with the laws of any state in which the Company does business. The Manager shall execute and file in the proper offices such certificates as may be required by an assumed or fictitious name act or similar law in effect in the counties and other governmental jurisdictions in which the Company may elect to conduct its business.

          2.3. Purpose. The purposes for which the Company is formed are (i) to develop the Project and sell “finished” Lots to Members, to Affiliates of Members, or to third parties, (ii) to have and exercise all powers now or hereafter conferred by the laws of the Commonwealth of Virginia on limited liability companies formed pursuant to the Act, and (iii) to do any and all things necessary, convenient or incidental to the achievement of the foregoing.
          2.4. Term. The term of the Company began upon the acceptance of the Articles of Organization by the Corporation Commission and the Company shall continue in existence until terminated or dissolved pursuant to the provisions of this Agreement.
          2.5. Principal Office and Registered Agent. The principal office of the Company shall be located at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814. The Company may relocate its place of business and principal office to any other place or places as the Manager may from time to time deem advisable. The name and address of the Company’s resident agent in the Commonwealth of Virginia is Douglas W. Macleod, 14901 Bogle Drive, Suite 100, Chantilly, VA 20151. The resident agent is a resident of the Commonwealth of Virginia.
          2.6. Ownership of Company Property. All property of the Company, including without limitation, the Property, shall be deemed to be owned by the Company as an entity and no Member, individually or collectively, shall have any ownership interest in such property. Title to all property shall be held in the name of the Company and not in the name of any Member, any Affiliate or any nominee of any of the foregoing. The Property shall be recorded as the property of the Company on its books and records.
     3. INTERESTS AND CONTRIBUTIONS OF MEMBERS.
          3.1. Names and Percentages. The name, present mailing address and Percentage Interest of each Member are set forth on Exhibit A to this Agreement.
          3.2. Initial Capital Contributions. Upon or before the execution of this Agreement, each Member has contributed cash to the Company in the amounts set forth on Exhibit A. The Members shall make such additional Capital Contributions to the Company as required by this Agreement.
          3.3. Additional Capital Contributions and Member Loans.
               3.3.1. If the Company shall require additional capital for Company purposes over and above that provided by the Initial Capital Contributions and the Wachovia Loan, the Company may borrow the additional money in the name of the Company from third- party lenders (an “Additional Borrowing”) so long as the Additional Borrowing is permitted by the Wachovia Loan and neither of the Members nor their respective Affiliates shall be liable for the repayment of the money obtained under the Additional Borrowing (i.e., the Additional Borrowing shall be nonrecourse, although either Member or its Affiliate, for itself, may agree, in its sole discretion, to provide a guaranty in order for the Additional Borrowing to be obtained). If the required additional money is not available from an Additional Borrowing, the Members shall provide the required funds as additional working capital to the Company, in accordance with their respective Percentage Interests, within thirty (30) days after the Management Committee determines that the additional capital is required and an Additional Borrowing is not available and has issued a written notice to that effect to each Member, specifying the amount of capital due from each Member.
               3.3.2. If all Members agree, any Member may advance funds to the Company in excess of the amounts required under this Agreement to be contributed by it to the capital of the Company as a loan from such Member to the Company. Such advance shall not be considered a Capital Contribution or result in any increase in the Capital Account of the Member making the loan. However, the amount of such loan shall be an obligation of the Company to the lending Member and shall bear interest at a floating rate (adjusted quarterly) equal to the then prevailing Prime Rate, plus five percent (5%), from the date the amount is advanced until the date the date the amount is repaid in full. In accordance with Section 4.1, all Member loans shall be repaid in full prior to .any distributions being made to the Members on account of their respective Capital Accounts or Percentage Interests. The loans contemplated by this Section 3.3.2 are separate from any advance made on behalf of a Non-Contributing Member as described in Section 3.9 and any advance made on behalf of a Non-Contributing Member shall be governed by Section 3.9 rather than this Section.
               3.3.3. No Member shall be liable to any third party for the obligations of the Company solely by virtue of the status of such party as a member of the Company.
               3.3.4. The Members acknowledge that the Wachovia Loan will not provide funds for the payment of the Administrative Fee referred to in Section 8.7 or the Development Fee referred to in Section 12.3 and that, to the extent the Company’s capital on hand is insufficient to pay these sums as they come due (notwithstanding any reserves for these purposes established as contemplated in Section 4.2), additional Capital Contributions from the Members may be required.
          3.4. Interest on Capital Contributions. The Members shall not be paid interest on or in respect of their respective Capital Contributions or Capital Accounts.
          3.5. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or receive any return of the Member’s Capital Contributions.
          3.6. Form of Distribution. If a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive anything but cash in return of the Member’s Capital Contribution or Capital Account.
          3.7. Capital Account. A separate Capital Account shall be maintained for each Member on the books of the Company in accordance with the following provisions: (a) a Member’s Capital Account shall be credited with (i) the amount of money and the fair market value of any property contributed by the Member to the Company, (ii) the amount of any liabilities assumed by the Member, and (iii) the Member’s share of Profit and any item in the nature of income or gain specially allocated to the Member; and (b) a Member’s Capital Account shall be debited with (i) the amount of money and the fair market value of any property distributed to the Member, (ii) the amount of any liabilities of the Member assumed by the Company, and (iii) the Member’s distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Member. If a Member’s interest in the Company is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with the Regulations.
          3.8. Not for Benefit of Creditors. The provisions of this Article 3 are not intended to be for the benefit of any creditor or other Person (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by, or who otherwise has any claim against, the Company or any of the Members. No such creditor or other Person shall obtain any right under any such provisions or shall by reason of any such provisions make any claim in respect of any debt, liability, obligation, or claim against the Company or any of the Members.
          3.9. Failure of a Member to Make Capital Contributions.
               3.9.1. If a Member fails to make a Capital Contribution as required by the terms of this Agreement and fails to cure such failure within fifteen (15) days after receipt of written notice of such failure (a “Non-Contributing Member”), the other Member (the “Contributing Member”) shall have the right, but not the obligation, at any time during the thirty (30) day period commencing with the day of the expiration of such fifteen (15) day cure period, to loan to the Non-Contributing Member all or part of the funds due from the Non- Contributing Member. Such funds shall be disbursed by the Contributing Member directly to the Company and the Non-Contributing Member shall be deemed to have made a Capital Contribution to the Company in the principal amount of the loan. The loan shall bear interest at the rate of twenty percent (20%) per annum and shall be fully repaid by the Non-Contributing Member within three (3) months after the date such loan is made. Until the loan is fully repaid, the Contributing Member shall be entitled to all distributions (whether regular distributions or upon dissolution of the Company) to which the Non-Contributing Member would have been entitled and such distributions will be credited to the amount owed, first to interest and then to principal. In addition, if the Contributing Member is Artery, then, during the period that any amount of the loan remains unpaid, no portion of the Sales Deposits (defined in Section 12.1) shall be credited against the purchase price for the Lots being acquired by Beazer.
               3.9.2. If a loan made pursuant to Section 3.9.1 is not fully repaid within three (3) months after the loan is made, the Contributing Member, at any time thereafter before the loan is fully paid and upon ten (10) days’ prior written notice to the Non-Contributing Member, may convert the outstanding amount of any such loan into a Capital Contribution. If the Contributing Member converts any such loan to a Capital Contribution, then (i) the principal amount and all unpaid accrued interest due on the loan shall be deducted from the Non-Contributing Member’s Capital Account (so that the Non-Contributing Member shall no longer be deemed to have made the applicable Capital Contribution) and shall be credited to the Contributing Member’s Capital Account as a Capital Contribution and in full satisfaction of the loan, and (ii) immediately thereafter, the ‘Percentage Interests of each Member shall be recalculated based upon the total Capital Contributions made by such Member [taking into account the deduction and credit provided for in clause (1)], expressed as a percentage of the total Capital Contributions made by all Members. Such recalculated Percentage Interests shall become the new Percentage Interests of the Members and shall be set forth on a revised Exhibit “A” which shall be attached to this Agreement,
          3.10. Project Bonding. It is the intent that each Member be responsible for a substantially equivalent amount of the bonding obligations with respect to the development of the Project. Prior to the date of this Agreement, Artery posted with the governmental authorities surety bonds, letters of credit or escrows (collectively, “Bonds”) relating to Phase 1 of the Project. After the date of this Agreement, Beazer shall post such additional Bonds as may be required by the governmental authorities in connection with the Project until the penalty amount of the Bonds posted by Artery and the Bonds posted by Beazer are substantially equal. Thereafter, the Members shall take turns posting each further Bond required by the governmental authorities (with Artery taking the next turn) so that the penalty amount of the Bonds posted by each Member remain approximately equal. The costs of each Bond shall be borne by the Member posting the Bond and shall be reimbursable from the Wachovia Loan to the extent that loan proceeds are available and payable from the Wachovia Loan for such costs. Notwithstanding that a Member posted any particular Bond, all work secured by the Bond and the costs of such work shall be the responsibility of the Company and not the Member posting the Bond, including, without limitation, any work required to obtain the release of the Bond.
     4. DISTRIBUTION.
          4.1. Distributions of Available Proceeds. Distributions of Available Proceeds shall be in the following order of priorities, to the extent available:
               (i) First, to Members to repay loans by Members to the Company (if any) and all accrued interest thereon, in proportion to the outstanding balances of such loans, until such loans are paid in full.
               (ii) Second, to the Members having Adjusted Capital Contribution Accounts, pro rata, in accordance with the balances of such Adjusted Capital Contribution Accounts determined immediately prior to such distribution, until such Adjusted Capital Contribution Accounts arc reduced to zero.
               (iii) Third, to all Members, pro rata in accordance with their respective Percentage Interests.
          4.2. Timing and Amount of Distributions. The timing and amount of all distributions shall be determined by the Management Committee. The Management Committee shall have the right to establish from time to time such reserves as it determines are appropriate for the smooth and proper operation of the Company, including, without limitation, reserves to pay the Development Fee and Administrative Fee as they come due.
          4.3. Special Distribution to Artery. Notwithstanding Section 4.1(iii), after the 250th Lot has been sold, the Company shall hold back all of the pm rata distributions otherwise payable to Beazer under Section 4.1(iii), up to a total of Seven Hundred Fifty Thousand Dollars ($750,000) or such lesser amount as may constitute the distributions otherwise payable to Beazer under Section 4.1(iii) (the “Beazer Holdback”). If the Beazer Holdback totals Seven Hundred Fifty Thousand Dollars ($750,000) before the final Lot offered for sale by the Company has been sold (the “Final Sale”), the Members shall thereafter resume receiving their distributable shares under Section 4.1(iii) in accordance with their respective Percentage Interests. The Beazer Holdback shall be distributed by the Company as follows. Within thirty (30) days after the Final Sale, the Company shall prepare an accounting showing the Net Profit realized by each Member from the operations of the Company since the formation of the Company. The “Net Profit” realized by each Member shall mean the total amount of the Available Proceeds distributed or distributable to such Member less the total amount of the Capital Contribution made by such Member to the Company. For the purposes of determining Net Profit, the Beazer Holdback shall be credited to Beazer as if actually distributed to Beazer. If the accounting shows that Beazer’s Net Profit as of that time is One Million Four Hundred Seventy Thousand Dollars ($1,470,000) or greater, the sum of Seven Hundred Fifty Thousand Dollars ($750,000) from the Beazer Holdback (constituting the full amount of the Beazer Holdback) shall be paid over to Artery. If the accounting shows that Beazer’s Net Profit as of that time is less than One Million Four Hundred Seventy Thousand Dollars ($1,470,000), the Company shall continue to hold the Beazer Holdback until all Bonds posted by or on behalf of the Company have been released. At that time a final accounting shall be prepared. If the final accounting shows that Beazer has realized a Net Profit from the operations of the Company, the Beazer Holdback shall be paid over to Artery to the extent of Beazer’s Net Profit [not to exceed Seven Hundred Fifty Thousand Dollars ($750,000)]. If the amount of the Beazer Holdback is greater than the amount of Beazer’s Net Profit as shown by the final accounting, the balance of the Beazer Holdback, after payment to Artery as called for in the preceding sentence, shall be paid over to Beazer.
     5. ALLOCATION OF PROFITS AND LOSSES.
          5.1. Manner of Allocation. Profits shall be allocated among and Losses shall be charged to the Members in proportion to their respective Percentage Interests. However, if the Company has any income or gain by reason of Beazer forfeiting any of the Sales Deposits under the Lot Sale Agreements or the First Purchase Fee under the First Purchase Agreement (as such terms are defined in Section 12.1.2 and 12.1.3), the first Ten Dollars ($10.00) of such income or gain shall be allocated to the Members in accordance with their respective Percentage Interests and the balance of such income or gain shall be specially allocated to. Artery and shall be paid over to Artery as provided in Sections 12.1 and 12.2 and shall not be considered a payment of capital to Artery under Section.4.1(11).
          5.2. Division of Profits and Losses in Event of Assignment. If all or part of a Member’s interest in the Company is assigned pursuant to the terms of this Agreement at any time other than at the end of the Company’s accounting year, Profits, gains, Losses, deductions, and credits of the Company allocable to the interest assigned will be divided between the assignor and assignee by taking into account their varying interests during the period in question in accordance with Section 706(d) of the Code and the applicable Regulations and using any conventions permitted by law and selected by the remaining Members.

     6. MANAGEMENT: RIGHTS, POWERS, AND DUTIES.
          6.1. Management and Management Committee.
               6.1.1 The business and affairs of the Company shall be managed under the direction and control of a Management Committee which shall consist of five (5) individuals who need not be Members. The Management Committee shall consist of three (3) representatives appointed by Artery (the “Artery Representatives”) and two (2) representatives appointed by Beazer (the “Beazer Representatives”). The initial Artery Representatives shall be B. Hayes McCarty, Scott H. Price, and Alan IL Stackman. The initial Beazer Representatives shall be Douglas W. Macleod and Brian Buchanan. Such individuals shall continue as members of the Management Committee until they resign or are replaced as provided below, In the event any of the Artery Representatives resign from the Management Committee or Artery desires at any time to replace any of the Artery Representatives, Artery shall have the sole and absolute power to appoint a successor or replacement for such individual. In the event any of the Beazer Representatives resign from the Management Committee or Beazer desires at any time to replace any of the Beazer Representatives, Beazer shall have the sole and absolute Power to appoint a successor or replacement for such individual.
               6.1.2. Subject to Section 6.3, all powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and each Member.
               6.1.3. Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the others. The presence of at least three (3) of the Members of the Management shall constitute a quorum for the transaction of business. Meetings shall be held once each month or otherwise in accordance with a schedule established by the Management Committee. In addition, any. member of the Management Committee may convene a meeting with at least five (5) business days’ prior written notice to the other members. The Management Committee also may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee, provided that one or members of the Management Committee comprising such majority make a good faith effort to consult with the members of the Management Committee not comprising part of the majority before the decision is finalized. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Members promptly after the meeting.
               6.1.4. Decisions of the Management Committee shall require the approval of at least three (3) members of the Management Committee.
               6.1.5. Except as otherwise agreed by the Members, the members of the Management Committee shall serve without compensation by the Company.
               6.1.6. The Management Committee shall, as soon as practicable, appoint an individual as the Manager to supervise personally the day-to-day operations of the Company.

The Manager may be a member of the Management Committee. The Manager shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the members of the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member of the Management Committee, at any special meeting of the Management Committee), the Manager shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request.
               6.1.7. At the direction of the Management Committee (except as otherwise required by Section 6.3), the Manager shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations. No person dealing with the Manager need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Manager or as to the authority of the Manager in executing the same. Unless authorized by the Management Committee, (i) no attorney-in-fact, employee or other agent of the Company, other than the Manager, shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for pecuniary obligations for any purpose and (ii) no Member shall have any agency authority to contract on behalf of or otherwise bind the Company solely by virtue of being a Member.
               6.1.8. The provisions contained in this Section 6.1 supersede any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 6.1 shall be solely responsible for any loss and expense incurred as a result of the unauthorized action and shall indemnify and hold harmless the Company with respect to the loss or expense.
          6.2. Certain Powers of Management Committee. Without limiting the generality of Section.6.1, but subject to Section.6.3, the Management Committee shall have full and complete power and authority, on behalf of the Company:
               6.2.1. To take all actions necessary to comply with the terms of the Wachovia Loan and otherwise to deal with all matters related to the Wachovia Loan, including, without limitation, obtaining such modifications of the Wachovia Loan as the Management Committee deems appropriate, other than Major Loan Modifications, and obtaining the release or modification of any guaranties or indemnities given by Artery or its Affiliates in connection with the Wachovia Loan. “Major Loan Modifications” are modifications that increase the principal amount or interest rate under the Wachovia Loan.
               6.2.2. To purchase liability and other insurance to protect the Company’s property and business.
               6.2.3. To invest any Company, funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments.

               6.2.4. To execute and deliver on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, contracts, agreements, assignments, bills of sale, leases, and any other instruments or documents necessary, in the opinion of the Management Committee, to carry out the business of the Company.
               6.2.5. To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds.
               6.2.6. To open bank accounts in the name of the Company, with the Manager or one or more members of the Management Committee (as designated by the Management Committee) being the signatory on the accounts.
               6.2.7. To carry out the development of the Project in substantial accordance with the Budget and Development Plan, including, without limitation, (i) approving the bid package and plans to be submitted to contractors, subcontractors, suppliers, architects, engineers and other design professionals with respect to the infrastructure improvements to be developed by the Company within the Project; (ii) selecting successful bidders and awarding contracts with respect to the infrastructure improvements to be developed by the Company within the Project; (iii) entering into any change orders with respect to work to be performed or services to be provided by any contractor, subcontractor, supplier or other design professional; and (iv) expending the Company’s Capital Contributions and revenues in furtherance of the Project.
               6.2.8. To oversee the Company’s performance of all of its obligations under the Lot Sale Agreements and to exercise all of the Company’s rights and remedies under the Lot Sale Agreements.
               6.2.9. To sell or otherwise dispose of all or any of the Commercial Parcels or, if Beazer defaults under any Lot Sale Agreement and such Lot Sale Agreement terminates, to sell or otherwise dispose of all or any of the Lots that were formerly subject of the terminated Lot Sale Agreement, all upon such terms as the Management Committee deems appropriate.
               6.2.10. To establish the terms of sale for the Phase 2 Lots, including, without limitation, pricing, provided that all such terms shall be consistent with the First Purchase Agreement (defined in Section 12.1.2), and to sell or otherwise dispose of all Phase 2 Lots that Beazer declines or forfeits the right to purchase under the First Purchase Agreement.
               6.2.11. To maintain all books and records of account, prepare and deliver financial statements to the Members for review, comment and approval and prepare or cause to be prepared all federal, state and local income and other tax returns.
               6.2.12. To receive funds due the Company and to make distributions to the Members in accordance with Article 4 of this Agreement.

               6.2.13. To withhold from distribution, as reserves, such proceeds from the sale of any portion of the Project (including Sales Deposits paid under the Lot Sale Agreements and the fee paid under the First Purchase Agreement) as the Management Committee deems appropriate for contingencies or otherwise to meet the Company’s obligations, including, without limitation, its obligation to pay the Development Fee and Administrative Fee.
               6.2.14. To perform all development obligations and other obligations of the Company under the WVTD Agreements, including, without limitation, conveyance of the “Retained Lots” under the WVTD Agreements to WVTD or its designee for no consideration, and otherwise to deal with the WVTD Agreements or WVTD as the Management Committee deems necessary or appropriate.
               6.2.15. To adopt amendments to any then current Budget and Development Plan other than a Major Amendment. A “Major Amendment” is any amendment to the Budget and Development Plan that, when taken together with all such prior amendments previously adopted in any fiscal year of the Company, results in an aggregate increase of more than five percent (5%) in the expenses of the Project or an aggregate delay of more than ninety (90) days in the development schedule of the Project over that shown in the Budget and Development Plan as of the beginning of such fiscal year.
               6.2.16. To refinance the Wachovia Loan, and in connection with such refinancing, to hypothecate, encumber or grant security interests in the assets of the Company to secure repayment of the borrowed sums.
               6.2.17. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business, subject to the limitations set forth in Section 6.3.
          6.3. Decisions Requiring Consent of Members. Notwithstanding the provisions of Section 6.2, the following matters must be approved by the written consent of all Members prior to implementation by the Company:
               6.3.1. The acquisition of any real property other than the Property by the Company.
               6.3.2. Except as otherwise provided in this Agreement, any amendment of this Agreement.
               6.3.3. Reorganization of the Company or merger with or into another limited liability company, corporation or other entity, regardless of whether the Company is the surviving entity of such merger.
               6.3.4. Any decision to make an assignment for the benefit of creditors of the Company or file a voluntary petition under the federal Bankruptcy Code or any state insolvency law on behalf of the Company.

               6.3.5. The taking of any action or the entering into any transaction outside the ordinary course of the Company’s business or in contravention of this Agreement or the Company’s Articles of Organization.
               6.3.6. Adoption of a Budget and Development Plan for Phase 2 of the Project.
               6.3.7. Adoption of any Major Amendment to any Budget and Development Plan.
               6.3.8. In addition to (rather than in replacement of) the Wachovia Loan, the borrowing of money for the Company from banks or other lending institutions, Members, their Affiliates, or other Persons, and in connection with such borrowing, the hypothecating, encumbering or granting of security interests in the assets of the Company to secure repayment of the borrowed sums.
               6.3.9. The making of Major Loan Modifications to the Wachovia Loan.
          6.4. Liability for Certain Acts. The members of the Management Committee and the Manager shall perform their duties in good faith and in a manner they reasonably believe to be in the best interests of the Company. A member of the Management Committee or a Manager who so performs his or her duties shall not have any liability to the Company or the Members by reason of being or having been a member of the Management Committee or the Manager. No member of the Management Committee and no Manager shall be liable to the Company or any Member for any loss or damage sustained by the Company or any Member from any cause, except that each Management Committee member and the Manager shall be liable for any loss or damage suffered by the Company or a Member as the result of such individual’s own fraud, deceit, gross negligence, willful misconduct, or misappropriation of Company assets.
          6.5. Managers Have No Exclusive Duty to Company. The members of the Management Committee and the Manager shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities or in the income or proceeds derived from the same. No member of the Management Committee or the Manager shall incur any liability to the Company or any Member as a result of engaging in any other business or venture.
          6.6. Indemnity of the Members of the Management Committee, Managers, Employees and Other Agents. Subject to the last sentence of Section 6.4, the Company shall indemnify each member of the Management Committee and the Manager to the maximum extent permitted under the Act, the Company shall indemnify its employees and other agents to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Manager. The Company shall indemnify and hold harmless the members of the Management Committee and the Manager from and against any liability, whether civil or criminal, and any claim, loss, damage, or expense, including reasonable attorneys’ fees and litigation costs, incurred in connection with the ordinary and proper conduct of the Company’s business and the preservation of its business and property or by reason of the fact that such individual is or was a member of the Management Committee or a Manager. The obligation of the Company to indemnify the members of the Management Committee, the Manager, and any employees or agents of the Company shall be satisfied out of Company assets only, and if the assets of the Company are insufficient to satisfy its obligation to indemnify under this Section, such member of the Management Committee, the Manager or Company employees or agents shall not be entitled to contribution from any Member.
          6.7. Removal. At a meeting called expressly for that purpose, the Manager may be removed at any time, with or without cause, by the vote of the Management Committee. The removal of a Manager who is also a Member shall not affect the Manager’s tights as a Member and shall not constitute a withdrawal of a Member.
          6.8. Vacancies. Any vacancy occurring for any reason in the position of Manager shall be filled by the vote of the Management Committee.
          6.9. Resignation of Manager. The Manager may resign at any time by giving written notice to the Management Committee. The resignation of the Manager shall take effect upon receipt of notice of resignation or at such later time as shall be specified in such notice. Unless otherwise specified in this Agreement, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.
          6.10. Compensation and Reimbursement for Expenses. Neither members of the Management Committee nor the Manager shall be entitled to compensation from the Company for services rendered to the Company as such. No Member shall be entitled to compensation from the Company for services rendered to the Company as such. Upon the submission of appropriate documentation, each Member, member of the Management Committee, and Manager shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Member or individual on behalf of the Company or at the Company’s request. Despite the foregoing, the Administrative Fee shall be payable to the Administrative Manager and the Development Fee shall be payable to the Development Manager as provided in this Agreement.
          6.11. Right to Rely on the Manager. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to:
               6.11.1. The identity of the Manager or Member.
               6.11.2. The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by the Manager or which are in any other manner germane to the affairs of the Company.
               6.11.3. The Persons who are authorized to execute and deliver any instrument or document of the Company.
               6.11.4. Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

          6.12. Budget and Development Plan. The Members have agreed upon a Budget and Development Plan for Phase 1 of the Project, a copy of which has been initialed by the Members for identification purposes and is on file with each of the Members. Before commencing land development for Phase 2 of the Project, the Members shall adopt a Budget and Development Plan setting forth, in reasonable detail, the following for Phase-2: projected revenues and expenses, contingent expenses, debt incurrence and payment, capital needs, and the elements and timing of required development work. Prior to the end of each fiscal year of the Company, the Management Committee shall review each then current Budget and Development Plan and approve any amendments to the same as may be necessary for the next fiscal year, subject to Sections 6.2.15 and 6.3.7. The Administrative Manager shall prepare and submit to the Members and Management Committee, at least fifteen (15) days before approval is to be sought, the Budget and Development Plan for Phase 2 and any annual amendments to the then current Budget and Development Plan for either Phase. Any Member may also propose interim (mid-year) amendments to the then current Budget and Development Plan for either Phase and such amendments shall be accepted or rejected by the Management Committee or the Members, as the case may be, in accordance with Sections 6.2.15 and 6.3.7, within fifteen (15) days after submission to them.
     7. RIGHTS AND OBLIGATIONS OF MEMBERS.
          7.1. No Restrictions on Other Business. Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member or any Affiliate of any Member to conduct any other business or activity whatsoever and no Member shall be accountable to the Company or to any other Member with respect to that business or activity even if the business or activity competes with the Company’s business. The organization of the Company shall be without prejudice to the Members’ respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation from the same. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member’s Affiliates.
          7.2. Indemnification of Members. The Company shall indemnify and hold harmless the Members and their respective members, directors, officers, employees and agents from and against any cost, expense, claim, liability or damage incurred by reason of such Person’s relationship to the Company or any act performed or omitted to be performed by them in connection with the business of the Company, including, without limitation, reasonable attorney’s fees and costs incurred by such Person in connection with the defense of any action based on any such act or omission. However, the Company shall have no indemnification obligation with respect to any act or omission of any Person that constitutes willful misconduct or gross negligence or was in breach of this Agreement. All judgments with respect to which any Person is entitled to indemnification may only be satisfied from the Company’s assets. Any Person entitled to be indemnified under this Section shall also be entitled to recover its attorney’s fees and costs of enforcing this indemnity only from the Company’s assets.

     8. BOOKS AND RECORDS, ACCOUNTING. TAX ELECTIONS, ADMINISTRATIVE MANAGER.
          8.1. Books and Records. The Administrative Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with GAAP, consistently applied, and the requirements of the Act and shall be available at the principal office of the Company for examination by any Member, or the Member’s duly authorized representatives, at any and all reasonable times during normal business hours upon not less than three (3) business days’ prior written notice to the Administrative Manager.
          8.2. Bank Accounts. The bank accounts of the Company shall be maintained in those banking institutions selected by the Management Committee and withdrawals shall be made only in the regular course of business upon the signature of the Manager or other signatories designated by the Management Committee.
          8.3. Accountants. The accountants for the Company shall be the firm of public accountants engaged by the Administrative Manager for this purpose, subject to the approval of each Member. Such approval shall not be unreasonably withheld. Each Member confirms that Grossberg Company LLP shall be acceptable to serve as the accountants for the Company. The accountants shall prepare all tax returns of the Company.
          8.4. Reports to Members. Within twenty (20) days after the end of each calendar month, the Administrative Manager shall furnish to each of the Members internally prepared unaudited statements for the Company showing revenues and expenses, current cash position, and resources and uses through the end of the previous month. Within thirty (30) days after the end of each accounting year of the Company, the Administrative Manager shall furnish to each of the Members an internally prepared unaudited statement showing such matters for the full preceding accounting year. Within one hundred twenty (120) days after the end of each accounting year of the Company, the Administrative Manager shall furnish to each of the Members (i) an audited statement for the Company prepared by the accountants for the Company covering the full preceding accounting year, including a balance sheet and profit and loss statement, and (ii) all information necessary to prepare applicable local, state and federal tax returns.
          8.5. Tax Matters Partner. The Administrative Manager shall be the Company’s tax matters partner (the “Tax Matters Partner”), with all the powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall keep the Members Wormed of all notices from governmental taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing these duties. The Tax Matters Partner shall not be obligated to cause the Company to file an election causing the basis of the Company’s assets to be adjusted pursuant to the provisions of Code Sections 734, 743 and 754, or any successor provisions or amendments. However, the Tax Matters Partner reserves the right to cause the Company to file such election(s) if it determines that there are good and substantial reasons to do so. The Tax Matters Partner may condition the Company’s filing of such election on the agreement of the Members for whom a special adjustment to the basis of Company assets will be made to pay all costs of preparing and filing such election and all additional accounting or similar costs thereafter incurred by the Company by reason of such election.
          8.6. Accounting Year. The accounting year of the Company shall be the calendar year.
          8.7. Other Duties of Administrative Manager. The Administrative Manager shall be responsible for paying all invoices to third party suppliers, vendors and contractors on behalf of the Company, paying the fees and expenses of Artery Development Company, LLC under the Development Management Agreement and generally handling the finances of the Company, including administering draw requests under the Wachovia Loan.
          8.8. Administrative Fee. In consideration for performing its administrative duties, the Administrative Manager shall be entitled to receive an Administrative Fee from the Company in the annual amount of Forty Thousand Dollars ($40,000). The Administrative Fee shall be payable in equal monthly installments commencing as of November 1, 2004 and continuing until the date that all of the Property has been sold and conveyed by the Company.
     9. WITHDRAWAL. A Member may not voluntarily withdraw from the Company without the unanimous consent of the remaining Members.
     10. ASSIGNMENT OF INTEREST.
          10.1. General Restriction. A Member shall not assign or permit the assignment of the Member’s interest without the prior consent of all other Members. Any attempt by a Member to assign its interest without full compliance with this Agreement shall be null, void, and of no force or effect. The Company shall not transfer on its records ownership of any interest unless it is assigned in a manner permitted by this Agreement, and no attempted assignment shall be effective unless and until the Company transfers the interest on its records. All interests shall at all times remain subject to this Agreement, whether or not they are assigned in a manner permitted by this Agreement. As used herein, the term “assign” means, voluntarily or involuntarily, to transfer, sell, bequeath, pledge, hypothecate or otherwise dispose of a Member’s interest.
          10.2. Requirement of Notice. If a Member (a “Selling Member”), desires to assign the Member’s interest in the Company, the Selling Member shall give notice of that desire to the Company.
          10.3 Admission of Substitute Members.
               10.3.1. No Person, including the assignee of a Member’s interest, may be admitted as a substitute Member or additional Member unless: (i) all Members consent; (ii) counsel for the Company is of the opinion the admission will not cause the Company to be classified otherwise than as a partnership or to terminate for federal income tax purposes and will not require registration of the interest of the substitute Member or additional Member with the Securities and Exchange Commission or any state securities agency; (iii) the substitute Member or additional Member has agreed to be bound by the provisions of this Agreement and all other applicable agreements, all in that form which the Members require; and (iv) the Company is reimbursed by the substitute Member or additional Member for the expense of admission. The Manager may waive the requirement of an opinion of counsel. The admission of a Person as a substitute Member or additional Member shall be effective only upon the satisfaction of the foregoing conditions, the amendment of this Agreement to reflect the admission of the substitute Member or additional Member, and the filing of any documents or certificate which are required to be filed by law.
               10.3.2. Any permitted assignee of a Member’s interest who does not become a substitute Member and desires to make further assignments of the interest shall be subject to all of the restrictions on the transferability of the interest contained in this Agreement. Unless an assignee becomes a substitute Member pursuant to Section 10.3.1, the assignee shall not be entitled to any of the rights granted to a Member under this Agreement or the Act.
               10.3.3. Notwithstanding the provisions of this Section 10, in the event of the death of a Member, the personal representative of the deceased Member, and/or the Person to whom. the deceased Member’s interest has passed either pursuant to the deceased Member’s last will and testament or the laws of intestacy governing his estate, may become a Member if the transferee delivers to the Company a written instrument agreeing to be bound by the provisions of this Agreement and all other applicable agreements.
          10.4. No Liability for Allocation or Distributions. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to treat the assignor of an interest as the absolute owner of the interest in all respects, whether or not the assignee is admitted as a substitute Member, and shall incur no liability for allocation of Profits, Losses or distributions which are made in. good faith to the assignor until a duly executed written assignment has been received by the Company and the Company has either consented to the assignment in writing or is otherwise bound by such assignment by operation of law.
     11. DISSOLUTION.
          11.1. Events of Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:
               (i) The written agreement of the Members holding seventy-five (75%) percent (75%) of the Percentage Interests in the Company.
               (ii) The entry of a decree of judicial dissolution with respect to the Company.
          11.2. No Dissolution on Termination of Membership. Notwithstanding any provision of the Act to the contrary, the Company shall continue and shall not dissolve as a result of the death, withdrawal, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of the Member.
          11.3. Liquidating Trustee. Upon the dissolution of the Company, the Manager shall act as Liquidating Trustee and shall liquidate and reduce to cash the assets of the Company as promptly as is consistent with obtaining a fair value for the assets and, unless otherwise required by the Act, shall apply and distribute the proceeds of liquidation, as well as any other Company assets, first, to the payment of debts of the Company, other than debts to Members; and then, in accordance with Section 4.1 of this Agreement. The Manager shall promptly file Articles of Cancellation with the Corporation Commission, and comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.
          11.4. No Liability for Return of Contribution. No Member shall be personally liable for the return or repayment of all or any portion of the contributions of any other Member. Any return or repayment shall be made solely from the assets of the Company.
     12. SALE OF LOTS.
          12.1. Lot Sale Agreements.
               12.1.1. Beazer has entered into Lot Sale Agreements for the purchase of all of the Phase 1 Lots from the Company. In accordance with the Lot Sale Agreements, Beazer has delivered or is delivering simultaneously with the execution of this Agreement to the Company total sales deposits in the amount of Two Million Three Hundred Ten Thousand Eight Hundred Seventy-Four Dollars ($2,310,874) (the “Phase 1 Sales Deposits”). Upon receipt in full of the Phase 1 Sales Deposits, the Company shall release 100% of the Phase 1 Sales Deposits to Artery, less such amounts as the Management Committee may determine to be appropriate to withhold as reserves. The amount released to Artery shall be a non-interest bearing loan by the Company to Artery (the “Deposit Loan”). The Deposit Loan shall be repaid by Artery to the Company in four (4) equal quarterly installments, with the first such installment being due and payable on the first day of the first month following the date on which Artery has received the return in full of its equity investment in the Project from distributions by the Company and with subsequent installments being due and payable every three (3) months thereafter until the Deposit Loan is repaid in full. As of the date of this Agreement, Artery’s outstanding equity investment in the Project is approximately $3,448,606.00. All sales deposits received under the Lot Sale Agreements for the Phase 2 Lots (the “Phase 2 Sales Deposits”), less such amounts as the Management Committee may determine to be appropriate to withhold as reserves, shall, when received, be released by the Company to Artery and Beazer according to their Percentage Interests.
               12.1.2. Simultaneously with the execution of this Agreement, the Company and Beazer are entering into a First Right of Purchase Agreement (the “First Purchase Agreement”) providing certain rights to Beazer for the purchase of the Phase 2 Lots, except for twenty-three (23) Phase 2 Lots committed to WVTD. The First Purchase Fee of Five Hundred Thousand Dollars ($500,000) paid by Beazer to the Company under the First Purchase Agreement shall be held by the Company as reserves and may be used to meet Company obligations. If all or any part of the First Purchase Fee is forfeited to the Company as provided in the First Purchase Agreement, such amount shall be distributed by the Company to Artery as a special allocation of Available Proceeds as provided in Section 5.1.
               12.1.3. The Phase I Sales Deposits and any Phase 2 Sales Deposits paid to the Company are collectively referred to in this Agreement as the “Sales Deposits”. In the event that Beazer becomes entitled to a refund of any of the Sales Deposits under the terms of the Lot Sale Agreements, then, to the extent that such Sales Deposits have been released to Artery and have not previously been repaid by Artery to the Company, Artery shall return to the Company, for release to Beazer, such Sales Deposits. Artery’s delivery of this sum to the Company shall be credited as a payment on the outstanding balance, if any, of the Deposit Loan. If any Sales Deposits have been distributed to Beazer in its capacity as a Member of the Company and the Company subsequently becomes obligated to refund the Sales Deposits to Beazer in its capacity as “Purchaser” under the Lot Sale Agreements, the Sales Deposits previously distributed to Beazer shall be credited against the Company’s refund obligation. Beazer agrees that, if the Company is unable to perform or is delayed in performing its obligations under any of the Lot Sale Agreements because of any failure by Beazer to perform its obligations under this Agreement, including, without limitation, Beazer’s failure to provide any Capital Contribution when required, the Company shall not be deemed to be in default under the Lot Sale Agreements and Beazer shall not be entitled to terminate any of the Lot Sale Agreements or receive a refund of any of the Sales Deposits. Instead, the time for performance of the Company’s obligations under the Lot Sale Agreements shall be extended for a period of time equal to the period of delay caused to the Company by Beazer’s failure to perform its obligations under this Agreement.
          12.2. Default Under Lot Sale Agreements.
               12.2.1. In the event that Beazer defaults under any of the Lot Sale Agreements beyond the applicable cure period specified in the Lot Sale Agreements: (i) Beazer, within ten (10) days after written demand by Artery, shall deliver to the Company, for release to Artery, any of the Sales Deposits previously distributed to Beazer, less any amounts of Beazer’s share of the Sales Deposits that have been credited towards the purchase price for Lots in accordance with the Lot Sale Agreements, and, upon receipt, the Company shall immediately distribute such sum to Artery pursuant to Artery’s special allocation under Section 5.1, (ii) the Company shall immediately distribute to Artery any Sales Deposits then being held by the Company and Artery shall be entitled to retain for its own account any of the Sales Deposits previously distributed to Artery pursuant to Artery’s special allocation under Section 5.1, (iii) Beazer shall have no further right to participate in the management of the Company and Artery shall have the unilateral right to make all decisions and exercise all rights required to be exercised by the Members unanimously, and (iv) Artery shall be entitled to exercise the purchase right provided for in Section 12.2.2.
               12.2.2. In the event that Beazer defaults under any of the Lot Sale Agreements as provided in Section 12.2.1, then, in addition to any other available remedies, Artery shall have a right (but not the obligation) to purchase Beazer’s membership interest in the Company for an amount equal to the full amount of Beazer’s Capital Contributions that have not previously been repaid to Beazer (reduced in an amount equal to the outstanding balance of any loans made by Artery as a Contributing Member to Beazer as a Non-Contributing Member pursuant to Section 3.9 above) as of the date of the closing of the purchase of Beazer’s membership interest. This purchase option may be exercised by Artery giving written notice to Beazer at any time within ninety (90) days after the termination of any of the Lot Sale Agreements for Beazer’s default and the closing shall be held within thirty (30) days after Beazer’s receipt of the written notice. The actual closing date shall be set by Artery.

          12.3. Development Management Agreement. Simultaneously with the execution of this Agreement, the Company and the Development Manager are entering into a Development Management Agreement providing for the Development Manager’s management and supervision of the development work required for the Property and the payment of the Development Fee and certain additional overhead costs to the Development Manager for performing these responsibilities.
     13. NOTICES.
          13.1. How Given. Any notice, demand, consent, election, offer, approval, request or other communication (“notice”) required or permitted under this Agreement must be in writing and either (i) delivered personally, with signed receipt, (ii) sent by reputable overnight courier service, with signed receipt, (iii) sent by certified mail, postage prepaid, return receipt requested, or (iv) sent by fax, with written evidence of transmission and provided that the notice is sent the same day by one of the preceding methods of delivery. Any notice to be given under this Agreement by the Company may be given by the Manager or any Member.
          13.2. Where Given. A notice to the Company must be addressed to the Company’s principal office. A notice to a Member must be addressed as follows:
If to Artery:
The Artery Group, LLC
Artery Plaza
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Attn: Mr. B. Hayes McCarty, Executive Vice President
Facsimile: 301.961.8001
with a copy to:
The Artery Group, LLC
Artery Plaza
7200 Wisconsin Avenue, Suite 1000
Bethesda, Maryland 20814
Attn: Laurie G. Ballenger, Senior Vice President & General
Counsel Facsimile: 301.961.8036
If to Beazer:
Beazer Homes Corp.
14901 Bogle Drive
Suite 100
Chantilly, Virginia 20151
Attn: Douglas W. Macleod
Fax No. 703.961.9740

with a copy to:
Thomas Colucci, Esq.
Walsh, Colucci, Lubeley, Emrich & Terpak, P.C. 2200
Clarendon Blvd., 13th Floor
Arlington, Virginia 22201
Fax No. 703.528.6050
          13.3. When Given. A notice delivered personally or by overnight courier service will be deemed to have been delivered only when receipt of the same is acknowledged in writing by the Person to whom it is sent. A notice sent by mail will be presumed to have been delivered three (3) business days after it is mailed. A notice sent by fax will be deemed to have been delivered on the date and at the time shown on the written evidence of transmission, provided that (i) such date is not a Saturday, Sunday, or legal holiday and such time is earlier than 6:00 pin, and (ii) the notice was sent the same day by one of the other methods prescribed in Section 12.1. If the written evidence of transmission displays a date of transmission which is a Saturday, Sunday, or legal holiday or a time of transmission which is later than 6 pm, the notice will be deemed to have been delivered on the next business day. If a notice sent by fax was not sent the same day by one of the other methods prescribed in Section 13.1, the notice will be deemed to have been delivered on the day of presumed for notices given by such other method, as set forth in the preceding provisions of this Section 13.3.
          13.4. Substitute Addresses. Any party may designate, by notice to all of the others, substitute addresses or addresses for notices and thereafter notices are to be directed to those substitute addresses or addressers.
     14. SPECIFIC PERFORMANCE. Irreparable injury will result from a breach of any provision of this Agreement, and money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent injunctions (i) restraining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
     15. AMENDMENT. Neither this Agreement nor the Articles of Organization for the Company may be amended without the unanimous consent of the Members.
     16. ARBITRATION. The parties shall submit all controversies, claims, or questions arising under or with respect to this Agreement to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, as modified by this Section. The arbitration proceedings shall be held in Montgomery County, Maryland and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The award rendered by the arbitrator shall be final and binding on the parties and not subject to further appeal. Such arbitration shall be initiated by written notice by either party (the “Claimant”) to the other party, which notice shall request the appointment of one (1) neutral arbitrator by the American Arbitration Association. The hearing shall commence within twenty (20) days of the appointment of the arbitrator. At least ten (10) days before the hearing, each party shall submit to the other and to the arbitrators a written statement of its case, copies of all documents upon which it intends to rely at the hearing, and a list of the witnesses it intends to call to testify at the hearing (a “Case Summary”). Each party may take such depositions in connection with the matter as it deems appropriate, with the other party and its counsel being afforded reasonable advance notice and opportunity to attend the depositions, but no such depositions shall postpone the time for the hearing set forth above. There shall be no more than five (5) days of hearing on the disputed matter and the arbitrator shall not be bound by the formal rules of evidence or civil procedure but shall consider all documents and oral testimony in the manner of a reasonable businessperson in the conduct of his or her ordinary affairs. The arbitrator shall issue a final award within seven (7) days after completion of the hearing. The arbitrator shall have the authority to award any remedy or relief that a court in Maryland could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award. The arbitrator must apply Maryland law. The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing party. If the arbitrator determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrator. The arbitrator shall limit discovery to written interrogatories and demands in the production of documents.
     17. MISCELLANEOUS.
          17.1. Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all parties have not signed the original or the same counterpart.
          17.2. Entire Understandings. This Agreement contains the entire understanding of the parties relating to the Company. It may not be changed orally, but only by a writing signed by all of the parties.
          17.3. No Waiver. The waiver of any breach of any term of this Agreement shall not be construed as a waiver of any subsequent breach of that term, but such term shall continue in full force and effect.
          17.4. Investment Intent. Each Member represents and warrants that it is making’ this investment and purchasing its interest in the Company for its own account, for investment purposes and not with a view towards resale or distribution.
          17.5. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, successors, and permitted assigns.
          17.6. Further Assurances. The parties shall execute any further instruments and shall perform any acts which are, or may become, necessary to effectuate and carry on the Company in accordance with this Agreement and the requirements of law.

          17.7. Captions. The captions used in this Agreement are for convenience and reference only and shall not be deemed to modify or construe any of the terms’ or provisions this Agreement.
          17.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, excluding choice of laws principles.
          17.9. Tenses. In this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, unless the context otherwise requires.
          17.10. Waiver of Partition. The Members waive any right of partition or any right to take any other action that otherwise might be available to them for the purpose of severing their relationship with the Company or their interest in the assets held by the Company from the interest of other Members.
          17.11. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Maryland or any Maryland state court having jurisdiction over the subject matter of the dispute or matter. All Members consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.
          17.12. Separability of Provisions. Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions in this Agreement arc determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS OF THIS AGREEMENT, the parties have affixed their hands and seals as of the date first written above.

WITNESS:	THE ARTERY GROUP, LLC,
a Maryland limited liability company

/s/ Melissa Balendent	By:	/s/ B. Hayes McCarty B. Hayes McCarty
Executive Vice President

BEAZER HOMES CORP.,
a Tennessee corporation

/s/ Laurie S. Uhthoff	By:	/s/ Brian S. Buchanan Brian S. Buchanan
Senior Vice President,
Virginia Division

Parcel One:
Townhouse Lots TH-1 through and including TH-33; Single Family Home Lots One (1) through and including Eighty (80), One Hundred One (101) through and including One Hundred Five (105) and One Hundred Twelve (112) through and including One Hundred Forty-One (141); and Parcel FCS (consisting of 3.62544 acres), Parcel CLVG1 (consisting of 2.49357 acres), Parcel CL1 (consisting of 1.52538 acres) and Parcel CL2 (consisting of 0.27462 acres); in a subdivision known as “ELYSIAN HEIGHTS, Phase I” as the same appears duly platted by Deed of Subdivision, Dedication, Easement and Conveyance recorded as Instrument No. 200403120022354 and by plat entitled Record Plat of Elysian Heights, Phase I, recorded as Instrument No. 200403120022355.
Parcel Two:
SEE EXHIBIT “A” (consisting of 5 parts)
TOGETHER WITH the right to use Parcel B (hereafter defined) for wastewater treatment and water services, as more particularly set forth in a Declaration of Easement and Restrictive Covenant recorded in Deed Book 1819 at Page 1787, said Parcel B being more particularly described in said Declaration of Easement and Restrictive Covenant and in a Deed recorded in Deed Book 1819, Page 1784.
TOGETHER WITH an easement for ingress and egress and for the construction and maintenance of utilities in the “Private Area Easement” areas consisting of Parcels C through and including Parcel N, all as more particularly described and set forth in a Deed of Subdivision, Dedication, Easement and Conveyance recorded as Instrument No. 200403120022354 and by plat entitled Record Plat of Elysian Heights, Phase I, recorded as Instrument No. 200403120022355.

BOUNDARY DESCRIPTION OF A PORTION OF THE LANDS
OF ELYSIAN LAND, LLC, PARCEL 2, CONSISTING OF
FIVE SEPARATE TRACTS
DEED BOOK 1776, PAGE 1736
CATOCTIN MAGISTERIAL DISTRICT
LOUDOUN COUNTY, VIRGINIA
Tract 2A
     “Beginning at a point in the westerly right of way line of Arcadian Drive, a corner to the lands of Washington-VA Traditional Development Sites, Inc.; thence with the lands of Washington-VA Traditional Development Sites, Inc. for the following 16 courses: N 71° 44’ 49” W — 133.70 feet to a point; thence N. 63° 56’ 31” W — 78.82 feet to a point; thence 69° 08’ 44” W — 67.62 feet to a point; thence S 85° 43’ 13” W — 221.95 feet to a point; thence N 23° 58’ 49” W — 204.36 feet to a point; thence N 78° 53’ 35” E — 222.08 feet to a point; thence with the Arc of a curve to the right 25.43 feet (Radius — 40.00 feet; Chord Bearing — N 11° 06’ 25” W; Chord — 25.00 feet) to a point; thence S 78° 53’ 35” W — 217.41 feet to a point; thence N 13° 57’ 49” E — 219.21 feet to a point; thence N 37° 41’ 13” E — 184.51 feet to a point; thence N 59° 50’ 31” E — 121.69 feet to a point; thence N 33° 28’ 26” W — 141.16 feet to a point; thence N 56° 31’ 34” E — 146.33 feet to a point; thence S 77° 42’ 54” E — 219.55 feet to a point; thence S 46° 12’ 08” E — 178.27 feet to a point; thence S 01° 44’ 18” E — 130.52 feet to a point in the northerly right of way line of Little Angel Court; thence with the right of way line of Little Angel Court for the five following courses: N 61° 50’ 48” W — 32.25 feet to a point; thence with the Arc of a curve to the left 31.53 feet (Radius — 420.00 feet; Chord Bearing — N 63° 59’ 51” W; Chord — 31.52 feet) to a point; thence S 23° 51’ 07” W — 40.00 feet to a point; thence with the Arc of a curve to the right 28.53 feet (Radius — 380.00 feet; Chord Bearing — S 63° 59’ 51” E; Chord — 28.52 feet)

to a point; thence S 61° 50’ 48” E — 147.00 feet to a point at the intersection with the westerly right of way line with Arcadian Drive; thence with the westerly right of way line of Arcadian Drive for the three following courses with the Arc of a curve to the right 48.69 feet (Radius — 31.00 feet; Chord Bearing — S 16° 50’ 48” E; Chord — 43.84 feet) to a point; thence S 28° 09’ 12” W — 266.19 feet to a point; thence with the Arc of a curve to the right 47.56 feet (Radius — 31.00 feet; Chord Bearing — S 72° 06’ 20” W; Chord — 43.03 feet) to a point at the intersection with the right of way of Peter’s Court; thence with the right of way of Peter’s Court for the five following courses: N 63° 56’ 31” W — 131.46 feet to a point; thence with the Arc of a curve to the left 31.01 feet (Radius — 620.00 feet; Chord Bearing — N 65° 22’ 30” W; Chord — 31.01 feet) to a point; thence S 23° 11’ 31” W — 40.00 feet to a point; thence with the Arc of a curve to the right 29.01 feet (Radius — 580.00 feet; Chord Bearing — S 65° 22’ 30” E; Chord — 29.01 feet) to a point; thence S 63° 56’ 31” E — 132.78 feet to a point at the intersection with the westerly right of way line of Arcadian Drive; thence with the westerly right of way line of Arcadian Drive for the three following courses, with the Arc of a curve to the right 45.20 feet (Radius — 31.00 feet; Chord Bearing — S 22° 10’ 27” E; Chord — 41.30 feet) to a point; thence with the Arc of a curve to the left 146.87 feet (Radius — 422.00 feet; Chord Bearing — S 09° 37’ 25” W; Chord 146.13 feet) to a point; thence S 00° 20’ 48” E — 15.83 feet to the point of beginning.”
Containing ........ 9.9479 Acres

BOUNDARY DESCRIPTION OF A PORTION OF THE LANDS
OF ELYSIAN LAND, LLC, PARCEL 2, CONSISTING OF
FIVE SEPARATE TRACTS
DEED BOOK 1776, PAGE 1736
CATOCTIN MAGISTERIAL DISTRICT
LOUDOUN COUNTY, VIRGINIA
Tract 2B
     “Beginning at a point in the northerly right of way line of Little Angel Court, a corner to the lands of Washington-VA Traditional Development Sites, Inc.; thence with the Washington-VA Traditional Development Sites, Inc. land for the 19 following courses: N 01° 44’ 18” W — 124.76 feet to a point; thence N 38° 34’ 29” W — 328.15 feet to a point; thence N 20° 14’ 06” W — 60.78 feet to a point; thence N 12° 54’ 22” W — 107.00 feet to a point; thence N 05° 34’ 37” W — 107.00 feet to a point; thence N 01° 45’ 07” E — 107.00 feet to a point; thence N 09° 04’ 52” E — 107.08 feet to a point; thence N 17° 02’ 58” E — 125.2 feet to a point; thence N 23° 20’ 26” E — 85.82 feet to a point; thence S 66° 39’ 34” E — 166.50 feet to a point; thence S 42° 57’ 01” E — 53.93 feet to a point; thence with the Arc of a curve to the right 20.11 feet (Radius — 65.00 feet; Chord Bearing — N 44° 01’ 22” E; Chord — 20.03 feet) to a point; thence N 42° 57’ 01” W — 57.07 feet to a point; thence N 66° 39’ 34” W — 170.97 feet to a point; thence N 34° 05’ 19” E — 155.38 feet to a point; thence N 77° 55’ 33” E — 124.84 feet to a point; thence S 66° 39’ 34” E — 851.47 feet to a point; thence S 47° 09’ 06” E — 422.47 feet to a point; thence S 56° 26’ 24” W — 167.69 feet to a point in the northerly right of way line of Arcadian Drive; thence with the northerly right of way of Arcadian Drive for the five following courses: N 33° 33’ 36” W — 15.00 feet to a point; thence with the Arc of a curve to the left 31.92 feet (Radius — 372.00 feet; Chord Bearing — N 36° 01’ 07” W; Chord — 31.92 feet) to a point; thence S 51° 31’ 22” W —

44.00 feet to a point; thence with the Arc of a curve to the right 28.15 feet (Radius — 328.00 feet; Chord Bearing — the Arc of a curve to the right 40.10 feet (Radius — 31.00 feet; Chord Bearing — N 42° 53’ 37” W; Chord — 37.36 feet) to a point; thence with the Arc of a curve to the left 24.71 feet (Radius — 322.00 feet; Chord Bearing — N 08° 01’ 57” W; Chord — 24.71 feet) to a point; thence S 79° 46’ 09” W — 44.00 feet to a point; thence with the Arc of a curve to the right 186.24 feet (Radius — 278.00 feet; Chord Bearing — S 08° 57’ 40” W; Chord — 182.78 feet) to a point; thence S 28° 09’ 12” W — 2.68 feet to a point; thence with the Arc of a curve to the right 48.69 feet (Radius — 31.00 feet; Chord Bearing — S 73° 09’ 12” W; Chord — 43.84 feet) to a point in the northerly right of way line of Little Angel Court; thence with the northerly right of way of Little Angel Court N 61° 50’ 48” W — 48.70 feet to the point of beginning.”
Containing ........ 27.2915 Acres

BOUNDARY DESCRIPTION OF A PORTION OF THE LANDS
OF ELYSIAN LAND, LLC, PARCEL 2, CONSISTING OF
FIVE SEPARATE TRACTS
DEED BOOK 1776, PAGE 1736
CATOCTIN MAGISTERIAL DISTRICT
LOUDOUN COUNTY, VIRGINIA
Tract 2C
     “Beginning at a point in the easterly right of way line of Eagles Rest Drive, a corner to the Washington-VA Traditional Development Sites, Inc. land; thence with the Washington-VA Traditional Development Sites, Inc. land for the six following courses: S 55° 17’ 38” E — 77.59 feet to a point; thence S 08° 05’ 56” E — 115.91 feet to a point; thence S 16° 31’ 02” W — 295.76 feet to a point; thence S 26° 48’ 50” W — 246.20 feet to a point; thence S 64° 42’ 12” W — 269.00 feet to a point; thence N 41° 20’ 48” W — 151.25 feet to a point in the easterly right of way line of Eagles Rest Drive; thence with the easterly right of way line of Eagles Rest Drive for the four following courses: N 48° 39’ 12” E — 127.61 feet to a point; thence with the Arc of a curve to the left 347.95 feet (Radius — 523.00 feet; Chord Bearing — N 32° 39’ 12” E; Chord — 343.44 feet) to a point; thence N 16° 39’ 12” E — 107.18 feet to a point; thence with the Arc of a curve to the right 243.39 feet (Radius — 327.00 feet; Chord Bearing — N 37° 58’ 34” E; Chord — 237.81 feet) to the point of beginning.”
Containing ........ 3.8443 Acres

BOUNDARY DESCRIPTION OF A PORTION OF THE LANDS
OF ELYSIAN LAND, LLC, PARCEL 2, CONSISTING OF
FIVE SEPARATE TRACTS
DEED BOOK 1776, PAGE 1736
CATOCTIN MAGISTERIAL DISTRICT
LOUDOUN COUNTY, VIRGINIA
Tract 2D
     “Beginning at a point in the northwesterly right of way line of Eagles Rest Drive, a corner to the land of Washington-VA Traditional Development Sites, Inc.; thence with the lands of Washington-VA Traditional Development Sites, Inc. for the three following courses: N 04° 53’ 27” W — 364.91 feet to a point; thence S 80° 49’ 37” E — 208.80 feet to a point; thence S 56° 02’ 02” E — 20.00 feet to a point in the westerly right of way line of Heavenly Circle; thence with the westerly right of way line of Heavenly Circle for the three following courses, with the Arc of a curve to the left 120.65 feet (Radius — 140.00 feet; Chord Bearing — S 09° 16’ 42” W; Chord — 116.95 feet) to a point; thence with the Arc of a curve to the right 129.09 feet (Radius — 480.00 feet; Chord Bearing — S 07° 42’ 17” E; Chord — 128.71 feet) to a point; thence S 00° 00’ 00” E — 50.49 feet to a point at the intersection with the northwesterly right of way line of Eagles Rest Drive; thence with the northwesterly right of way line of Eagles Rest Drive for the three following courses, with the Arc of a curve to the right 39.26 feet (Radius — 25.00 feet; Chord Bearing — S 44° 59’ 29” W; Chord — 35.35 feet) to a point; thence S 89° 58’ 57” W — 143.54 feet to a point; thence with the Arc of a curve to the left 21.48 feet (Radius — 373.00 feet; Chord Bearing — S 88° 19’ 59” W; Chord — 21.47 feet) to the point of beginning.”
Containing ........ 1.5574 Acres

BOUNDARY DESCRIPTION OF A PORTION OF THE LANDS
OF ELYSIAN LAND, LLC, PARCEL 2, CONSISTING OF
FIVE SEPARATE TRACTS
DEED BOOK 1776, PAGE 1736
CATOCTIN MAGISTERIAL DISTRICT
LOUDOUN COUNTY, VIRGINIA
Tract 2E
     “Beginning at a point in the westerly right of way line of Heavenly Circle, a corner to the Washington-VA Traditional Development Sites, Inc. land; thence with the Washington-VA Traditional Development Sites, Inc. land for the two following courses: N 44° 25’ 33 W — 24.49 feet to a point; thence N 80° 49’ 37” W — 130.31 feet to a point; a corner to the Elysian Infrastructure, Inc. land; thence with the Elysian Infrastructure, Inc. land N 09° 10’ 23” E — 52.30 feet to a point; thence with the Elysian Infrastructure, Inc. land and the Washington-VA Traditional Development Sites, Inc. land N 26° 37’ 40” E — 449.36 feet to a point; thence with the Washington-VA Traditional Development Sites, Inc. land for the 26 following courses: N 75° 47’ 59” E — 238.96 feet to a point; thence S 63° 22’ 20” E — 439.73 feet to a point; thence S 77° 48’ 35” E — 340.77 feet to a point; thence S 63° 22’ 20” E — 356.90 feet to a point; thence S 26° 37’ 40” W — 550.60 feet to a point; thence N 63° 22’ 20” W — 143.73 feet to a point; thence S 31° 33’ 58” W — 399.24 feet to a point; thence with the Arc of a curve to the right 160.90 feet (Radius — 320.00 feet; Chord Bearing — S 45° 58’ 15” W; Chord — 159.21 feet) to a point; thence with the Arc of a curve to the left 38.34 feet (Radius — 25.00 feet; Chord Bearing — S 16° 26’ 42” W; Chord — 34.69 feet) to a point; thence S 27° 29’ 07” E — 458.24 feet to a point; thence with the Arc of a curve to the right 397.13 feet (Radius — 200.00 feet; Chord Bearing — S 29° 23’ 59” W; Chord — 335.03 feet) to a point; thence with the Arc of a curve to the left 161.09 feet (Radius — 230.00 feet; Chord Bearing — S 66° 13’ 12” W; Chord — 157.82 feet) to a point; thence with the

Arc of a curve to the right 126.14 feet (Radius — 220.00 feet; Chord Bearing — S 62° 34’ 48” W; Chord — 124.42 feet) to a point; thence S 10° 28’ 05” W — 231.97 feet to a point; thence N 73° 04’ 08” W — 224.69 feet to a point; thence N 44° 28’ 17” W — 192.73 feet to a point; thence N 28° 24’ 02” W — 148.45 feet to a point; thence N 13° 16’ 29” W — 161.58 feet to a point; thence N 11° 32’ 39” E — 368.71 feet to a point; thence 83° 04’ 57” E — 213.65 feet to a point; thence with the Arc of a curve to the left 53.63 feet (Radius — 230.00 feet; Chord Bearing — N 20° 48’ 17” W; Chord — 53.51 feet) to a point; thence N 27° 29’ 07” W — 63.93 feet to a point; thence N 88° 36’ 56” W — 162.58 feet to a point; thence N 60° 10’ 09” W — 86.81 feet to a point; thence N 40° 08’ 05” W — 207.67 feet to a point; thence N 00° 00’ 00” E — 429.41 feet to a point in the southerly right of way line of Eagles Rest Drive; thence with the southerly right of way line of Eagles Rest Drive for the six following courses, with the Arc of a curve to the right 21.49 feet (Radius — 327.00 feet; Chord Bearing — N 88° 05’ 59” E; Chord 21.49 feet) to a point; thence N 89° 58’ 57” E — 143.52 feet to a point; thence with the Arc of a curve to the right 39.03 feet (Radius — 25.00 feet; Chord Bearing — S 45° 17’ 33” E; Chord — 35.19 feet) to a point; thence N 90° 00’ 00” E — 40.00 feet to a point; thence with the Arc of a curve to the right 41.89 feet (Radius — 25.00 feet; Chord Bearing — N 47° 59’ 55” E; Chord — 37.16 feet) to a point; thence with the Arc of a curve to the right 112.22 feet (Radius — 530.00 feet; Chord Bearing — S 77° 56’ 13” E; Chord 112.01 feet) to a point; thence with the westerly and northerly right of way line of Eagles Rest Drive for the three following courses: N 18° 07’ 44” E — 40.00 feet to a point; thence with the Arc of a curve to the left 129.74 feet (Radius — 570.00 feet; Chord Bearing — N 78° 23’ 31” W; Chord — 129.46 feet) to a point; thence with the Arc of a curve to the right 37.05 feet (Radius — 25.00 feet; Chord Bearing — N 42° 27’ 23” W; Chord — 33.75 feet) to a point at the intersection with the easterly right of way of Heavenly Circle; thence with the easterly right of way of Heavenly Circle for the four following courses: N 00° 00’ 00” E — 55.83 feet to a point; thence with the Arc of a curve to the left 139.85 feet (Radius — 520.00 feet; Chord Bearing — N 07° 42’ 17” W; Chord — 139.43 feet) to a point; thence with the Arc of a curve to the right 173.01 feet (Radius — 100.00 feet; Chord Bearing — N 34° 09’ 10” E; Chord — 152.22 feet) to a point; thence N 06° 17’ 05” W — 40.00 feet to a point in the westerly right of way line of Heavenly Circle; thence with the westerly right of way line of Heavenly Circle, with the Arc of a curve to the left 93.20 feet (Radius — 140.00 feet; Chord Bearing — S 64° 38’ 41” W; Chord — 91.48 feet) to the point of beginning.”
Containing ........ 47.7700 Acres

EXHIBIT A
Members, Percentage Interests and Capital Contributions

		Initial
	Percentage	Cash
Name and Address	Interest	Contribution
The Artery Group, LLC	51.00%	$100.00
7200 Wisconsin Avenue Suite 1000 Bethesda, Maryland 20814 Attn: B. Hayes McCarty, Executive Vice President

Beazer Homes Corp.	49.00%	$100.00
14901 Bogle Drive Suite 100 Chantilly, Virginia 20151 Attn: Douglas W. Macleod

TOTALS:	100.00%	$200.00

FIRST AMENDMENT TO
AMENDED AND RESTATED OPERATING AGREEMENT
(Artery Potomia, LLC)
     This Amendment, made this 30th day of October, 2007, by and between THE ARTERY GROUP, LLC, a Maryland limited liability company (“Artery”), and BEAZER HOMES CORP., a Tennessee corporation (“Beazer”).
R E C I T A L S
     A. Artery and Beazer are the sole members of Artery Potomia, LLC, a Virginia limited liability company (the “Company”), pursuant to the Amended and Restated Operating Agreement for Artery Potomia, LLC, dated December 3, 2004 (the “Operating Agreement”).
     B. Artery and Beazer desire to modify the Operating Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Artery and Beazer agree as follows:
     1. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings set forth for them in the Operating Agreement.
     2. Clause (ii) of Section 12.2.1 is deleted and replaced by the following: “(ii) the Company shall immediately distribute to Artery any Sales Deposits then being held by the Company, Artery shall automatically be released from any obligation to repay the Deposit Loan. to the Company or otherwise to return any Sales Deposits to the Company or Beazer, and Artery shall be entitled to retain for its own account all of the Sales Deposits previously delivered to Artery, all in accordance with Artery’s special allocation under Section 5.1. The foregoing remedy shall apply only to those Sales Deposits relating to Lots Sales Agreements between the Company and Beazer.”
     3. In the event of any inconsistency between the Operating Agreement and this Amendment, this Amendment shall govern. The terms of this Amendment shall be binding upon and inure to the benefit of Artery, Beazer, and their respective successors and assigns. The Operating Agreement remains in full force and effect and, except as expressly provided in this Amendment, is unmodified. The Recitals set forth above are incorporated in and made a part of this Amendment. This Amendment may be executed in counterparts, all of which together shall constitute a single instrument Fax and electronic signatures to this Amendment shall be as effective and enforceable as original signatures.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have signed and sealed this Amendment as of the date first written above.

WITNESS:	THE ARTERY GROUP, LLC, a Maryland limited liability company

	By:	/s/ B. Hayes McCarty B. Hayes McCarty
Executive Vice President

BEAZER HOMES CORP.
a Tennessee corporation

	By: Name:	/s/ Darren DuPree Darren DuPree
	Title:	Market Manager

SECOND AMENDMENT TO
AMENDED AND RESTATED OPERATING AGREEMENT
(Elysian Heights Potomia, LLC, f/k/a Artery Potomia, LLC)
     This Second Amendment to Amended and Restated Operating Agreement (this “Amendment”), is made as of this 30th day of June, 2009, by and between THE ARTERY GROUP, LLC, a Maryland limited liability company (“Artery”), and BEAZER HOMES CORP., a Tennessee corporation (“Beazer”).
R E C I T A L S
     A. Artery and Beazer are the sole members of Elysian Heights Potomia, LLC, formerly known as Artery Potomia, LLC, a Virginia limited liability company (the “Company”), pursuant to the Amended and Restated Operating Agreement for Artery Potomia, LLC, dated December 3, 2004 (as amended by that certain First Amendment dated October 30, 2007, the “Operating Agreement”).
     B. Artery and Beazer, among others, are parties to that certain Settlement Agreement of even date herewith, pursuant to which Beazer is agreeing to purchase all of Artery’s right, title and interest in the Company upon the terms and conditions set forth therein, which include, inter alia, the parties’ execution of this Amendment immediately prior to the consummation of such transaction.
     C. Accordingly, Artery and Beazer desire to modify the Operating Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Artery and Beazer agree as follows:
     1. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings set forth for them in the Operating Agreement.
     2. The first sentence of Section 2.2 is hereby deleted and replaced with the following;
The undersigned parties elect to conduct business as a limited liability company under the name “Elysian Heights Potomia, LLC” pursuant to and subject to the Act and other relevant laws of the Commonwealth of Virginia.
     3. The last two (2) sentences in Section 2.5 are hereby deleted and replaced with the following:
The name and address of the Company’s registered agent in the Commonwealth of Virginia is CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, VA 23060, which is located in Henrico County. The registered agent is a Virginia corporation.

     4. Section 4.3 (“Special Distribution to Artery”) is hereby deleted in its entirety.
     5. Section 5.1 (“Allocation of Profits and Losses”) is hereby deleted in its entirety and replaced with the following:
Profits shall be allocated among and Losses shall be charged to the Members in proportion to their respective Percentage Interests.
     6. All references in the Operating Agreement to the “Administrative Manager” and/or the “Development Manager” are hereby deleted. All rights, responsibilities, and obligations formerly belonging to the Administrative Manager and/or the Development Manager, to the extent not entirely abrogated by this Amendment, are hereby assigned to the Manager. Section 8.8 (“Administrative Fee”) is hereby deleted in its entirety.
     7. Section 32 (“Sale of Lots”) is hereby deleted in its entirety.
     8. In the event of any inconsistency between the Operating Agreement and this Amendment, this Amendment shall govern. The terms of this Amendment shall be binding upon and inure to the benefit of Artery, Beazer, and their respective successors and assigns. The Operating Agreement remains in full force and effect and, except as expressly provided in this Amendment, is unmodified. The Recitals set forth above are incorporated in and made a part of this Amendment. This Amendment may be executed in counterparts, all of which together shall constitute a single instrument.
     IN WITNESS WHEREOF, the parties have signed and sealed this Amendment as of the date first written above.

WITNESS:	THE ARTERY GROUP, LLC,
a Maryland limited liability company

/s/ Robert F. W.

	By:	/s/ B. Hayes McCarty B. Hayes McCarty
Executive Vice President

BEAZER HOMES CORP.
a Tennessee corporation
/s/ Robert F. W.

	By: Name:	/s/ Donald W. Knutson Donald W. Knutson
	Title:	Senior Regional President